Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

Form Type

Sol-Gel Technologies Ltd.

(Exact Name of Registrant as Specified in its Charter

Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
2014 Share Incentive Plan	Equity	Ordinary Shares, NIS 0.01 par value per share	457(c) and 457(h)	517,702(2)	$4.165(3)	$2,156,229	0.0001102	$237.62
				1,661,980(4)	$7.72(5)	$12,830,486	0.0001102	$1,413.92
	Total Offering Amounts					$14,986,715		$1,651.54
	Total Fee Offsets(6)							—
	Net Fee Due							$1,651.54

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares of the Registrant (the “Ordinary Shares”) that become issuable under the Company's 2014 Share Incentive Plan (the "Plan"), by reason of any stock dividend, stock split, or other similar transaction.

(2)	Represents the number of additional Ordinary Shares reserved for future issuance under the Plan.
(3)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based on the average of the high and low prices of the Ordinary Shares as reported on The Nasdaq Global Market on March 7, 2023.

(4)	Represents Ordinary Shares issuable upon exercise of outstanding options with fixed exercise prices under the Plan, with a weighted average exercise price of $7.72 per Ordinary Share.
(5)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act and based on the weighted average price at which such options may be exercised.
(6)	The Registrant does not have any fee offsets.